Exhibit 5.1

WILLKIE FARR & GALLAGHER LLP

787 Seventh Avenue

New York, NY 10019-6099

July 31, 2014

HealthEquity, Inc.

15 W. Scenic Pointe Dr. Ste. 100

Draper, Utah 84020

Re:	HealthEquity, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to HealthEquity, Inc., a Delaware corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about the date hereof. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of an aggregate of 7,251,780 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), including (i) 106,025 shares of Common Stock reserved for issuance upon the exercise of options issued under the Company’s 2003 Stock Plan (the “2003 Plan”), (ii) 326,250 shares of Common Stock reserved for issuance upon the exercise of options issued under the Company’s 2003 Director Stock Plan (the “Director Plan”) (iii) 763,125 shares of Common Stock reserved for issuance upon the exercise of options issued under the Company’s 2005 Stock Plan (the “2005 Plan”), (iv) 363,500 shares of Common Stock reserved for issuance upon the exercise of options issued under the Company’s 2006 Stock Plan (the “2006 Plan”), (v) 3,092,880 shares of Common Stock reserved for issuance upon the exercise of options issued under the Company’s 2009 Stock Plan (the “2009 Plan”), and (vi) 2,600,000 shares of Common Stock reserved for issuance pursuant to the 2014 Equity Incentive Plan, as amended and restated (collectively with the 2003 Plan, the Director Plan, the 2005 Plan, the 2006 Plan, and the 2009 Plan, the “Plans”)

We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes, and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company.

Based on the foregoing, we are of the opinion that, when the Registration Statement becomes effective under the Act, the Common Stock to be issued by the Company under the Plans, when duly issued and delivered pursuant to the terms of each Plan, will be legally issued, fully paid, and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and any rules and regulations promulgated thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

Willkie Farr & Gallagher LLP